Exhibit 99.1

MEDIA CONTACT Intervoice, Inc. Stephanie Leonard + 1 (972) 454-8231 stephanie.leonard@intervoice.com	FOR IMMEDIATE RELEASE

06-05

Intervoice Secures $6M Expansion Order from a European
Network Provider for a Voice Portal Solution

DALLAS — February 10, 2005 — Intervoice, Inc. (Nasdaq: INTV), the world leader in converged voice and data solutions, today announced that it has received an order valued at $6 million from a large European network provider for allowing additional subscriber connectivity to content and services. The order is an additional Voice Extensible Mark-up Language (VoiceXML)-based extension to the network provider’s existing portal as a core element of the Company’s Omvia® portal offering. The expansion order, totaling nearly 3,000 ports, includes two years of maintenance from Intervoice.

The Omvia Portal application offers voice portal-based access to a growing range of content, both existing and custom, as well as applications from a wide variety of sources (See related press release, February 8, 2005.) Many network operators provide information or entertainment services to subscribers that use content supplied by third parties. Such services typically employ premium rate or freephone numbers, plus more recently web-based content accessible via the telephone. Freephone, local, national and premium rate numbers are important marketing tools for many businesses, and are also a valuable revenue stream for network operators. Service providers must be able to continuously improve their services to stay attractive to their target audience, but this iteration places an operational burden on network operators, who carry out the service modifications for the service providers.

The solution from Intervoice provides detailed transaction records that both allows the charging of the end user and also allows the operator to charge service providers depending on their use of network and platform resources such as text-to-speech, voice recognition, fax and applications and prompt downloads. Flexible tariffing also allows service providers to define the economic value of their content, if appropriate without recourse to the operator.

The switching of call rates within a call, after first confirming with the caller, allows high-value content to be now charged at a premium, in one seamless activity – true multi-tariff billing. Statistics also give service providers immediate visibility of the success of the call flow (when are customers dropping out of the call), and how acceptable tariff changes are to the caller. The unique power of the Intervoice rating engine can change rates for multiple transactions within a single call.

The key benefits of the Intervoice Omvia platform include:

—	Setting up a rate on a per-call basis in minutes with no limitations to specific charging ranges

—	Changing call charges during the call with the caller’s approval based on the value of the content selected by the caller

—	Generating billing records both from a caller perspective and the service provider perspective where revenue is shared between the service provider and network operator

“Forward-looking network operators are ready to take their businesses beyond traditional call routing IN and voice mail applications to support subscriber demand for dynamic new applications that extend utility and add opportunity for personalization,” said Bob Ritchey, CEO and President of Intervoice. “We are thrilled to continue our partnership with the network operator in providing enhanced services and billing platforms for their subscribers and service providers.

It is not unusual for Intervoice to receive a commitment of this size, and the announcement of this commitment, or any commitment, is not indicative of Intervoice revenues for any fiscal reporting period.

About Intervoice
 Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises, network operators and developers with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company’s two business units focus on enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty.

Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems are proven in more than 23,000 implementations worldwide across all industries including: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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